Exhibit 99.1

Myers Industries, Inc.

Summary of Communication Procedures for

Interested Parties and Shareholders

Amended as of December 13, 2006; Further Amended as of October 26, 2012; Further Revised April 22, 2016,

Further Revised March 2, 2017

The Board of Directors of Myers Industries, Inc.® (“Myers”), provides the following methods for interested parties and shareholders to send communications to a director, a committee of the board, to the non-management directors, or to the Board of Directors:

Written Communication. Interested parties and shareholders may send such communications by mail or courier delivery addressed as follows: Board of Directors (or Committee Chair, Board Member or Non-Management Directors, as the case requires), c/o Chief Financial Officer and Corporate Secretary, Myers Industries, Inc., 1293 South Main Street, Akron, Ohio 44301. Communications may also be sent by email addressed to governance@myersind.com. The Chief Financial Officer will forward all such communications directed to the “Board of Directors” or to the “Non-Management Directors,” to the Chair of the Corporate Governance and Nominating Committee (“Governance Committee”). The Governance Committee Chair in turn determines whether the communication should be forwarded to the appropriate members of the Board and, if so, forwards them accordingly. However, for communications addressed to a particular member of the Board, or the Chair of a particular Board Committee, the Chief Financial Officer will forward those communications, unread, directly to the person or Committee Chair in question.

Hotline. Interested parties and shareholders may also use the AlertLine® hotline to send a communication to the Board. Note that all reports made through the hotline are directed to the Chair of the Audit Committee and the Chief Financial Officer. The interested party or shareholder would need to indicate in the message who is the intended recipient of the communication.

The Myers Audit Committee of the Board of Directors established a “hotline” in 2003 for receiving complaints and suggestions from any interested party regarding Myers’ accounting, internal accounting controls and auditing matters, to provide for the anonymous submission of these concerns if desired, and for procedures related to reviewing any such matters received. The hotline is operated and maintained by a company which is independent of Myers. The hotline is available worldwide, 24 hours a day, seven days a week at (877) 285-4145.

Note that all reports made through the hotline are directed by the independent company to the Chair of the Audit Committee and the Chief Financial Officer.

The Company does not permit any retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

While Myers respects and takes action to protect the anonymous nature of information provided, it cannot guarantee that in the course of an investigation that there will not be a loss of anonymity due to the information provided.

AlertLine® is the registered mark of Global Compliance Services Inc.